UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 7, 2006

Digital Lifestyles Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27828	13-3779546
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

727 Brea Canyon Road, Walnut, California		91789
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(909) 869-0595

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed on August 14, 2006, Digital Lifestyles Group Inc. (the "Company"), entered into a Promissory Note(the "Note") with its Chief Executive Officer, Chief Financial Officer and Director (Principal Executive and Financial Officer), Andy Teng, pursuant to which Mr. Teng loaned the Company $40,000. The Note was due on September 7, 2006. Because
the Company did not have the requisite funds to repay the Note at that time, Mr. Teng agreed to an extension for 6 additional months, or until March 7, 2007. The amended aggregate amount repayable under the Note is expected to be $41,788.49.

On July 18, 2006, Company entered into an additioanl Promissory Note (the "Second Note") with Mr. Teng, pursuant to which Mr. Teng loaned the Company an additional $10,000. The Second Note bears interest at a rate of eight percent (8%) per annum and is due and payable in full plus accrued and unpaid interest on February 23, 2007. The aggregate amount repayable under the Second Note is expected to be $10,460.27.

On October 14, 2006, Company entered into a third Promissory Note (the "Third Note") with Mr. Teng, pursuant to which Mr. Teng loaned the Company an additional $20,000. The Third Note bears interest at a rate of eight percent (8%) per annum and is due and payable in full plus accrued and unpaid interest on February 23, 2007. The aggregate amount repayable under the Third Note is expected to be $20,504.11.

All of the Notes are non-recourse, unsecured notes and subordinate to all other presently outstanding secured notes and credit arrangements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see disclosure under Item 1.01 above regarding the creation of short term debt obligation that arose other than in the ordinary course of business for the Company with its CEO, CFO and Director, Andy Teng.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Lifestyles Group Inc.

February 14, 2007	By:	/s/ Andy Teng

Name: Andy Teng
Title: CEO, President and CFO